UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

The Greenbrier Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On November 30, 2011, The Greenbrier Companies, Inc. sent the following letter to Fidelity Investments, one of the Company’s shareholders. This letter is hereby filed to the extent it may be deemed additional soliciting material within the meaning of the Securities Exchange Act of 1934, as amended. A copy of the letter is attached hereto.

The Greenbrier Companies, Inc. One Centerpointe Drive Suite 200 Lake Oswego Oregon 97035 503 684 7000 Fax 503 684 7553

November 30, 2011

Peter Dervan

Proxy Analyst

Investment Proxy Research

Fidelity Investments

One Spartan Way

Merrimack, NH 03054

Dear Mr. Dervan,

I am responding to your October 25, 2011 email to Ms. Sheri Grether, who is a Senior Paralegal in the Greenbrier legal department.

I am Senior Vice President, General Counsel & Chief Compliance Officer of Greenbrier. In January of 2011, I had a conversation with Mr. Talon Torressen of your firm. We discussed the Greenbrier 2010 Amended and Restated Stock Incentive Plan (the “Plan”), which was submitted for a vote of Greenbrier’s shareholders at the January 7, 2011 Annual Meeting of Shareholders. Pursuant to my conversation with Mr. Torressen, I sent him a letter, a copy of which is attached to this email.

This will confirm that, as agreed, the Fidelity Investments equity award plan standards were reviewed and discussed at the November 1, 2011 meeting of the Compensation Committee of the Board of Directors of Greenbrier. It is my understanding that the Greenbrier Plan complies with the applicable Fidelity standards.

Please let me know if you have additional questions.

Sincerely,

/s/ Martin R. Baker

Martin R. Baker

Senior Vice President, General Counsel & Chief Compliance Officer

The Greenbrier Companies, Inc. One Centerpointe Drive Suite 200 Lake Oswego Oregon 97035 503 684 7000 Fax 503 684 7553

January 5, 2011

Mr. Talon Torressen

Investment Proxy Research

Fidelity Investments

One Spartan Way TS1E

Merrimack, NH 03054

Dear Mr. Torressen,

This letter will confirm our recent telephone conversation regarding the voting of shares of The Greenbrier Companies, Inc. (“Greenbrier”) held by the Fidelity group of mutual funds at our Annual Meeting of Shareholders to be held January 7, 2011.

Management of Greenbrier has reviewed the standards published by Fidelity for determination of whether Fidelity will vote to approve an amendment to authorize additional shares under an equity award plan. We confirm that, as provided in Section IV.B.3 of such standards, stock awards granted pursuant to the Greenbrier equity award plan generally are subject to a restriction period of not less than three years for non-performance-based awards, and a restriction period of not less than one year for performance-based awards. Stock awards granted pursuant to the Greenbrier equity award plan that have not met such restriction periods have in practice been limited to less than 10% of the shares authorized for grant under the plan.

We commit to discussing, during 2011, the Fidelity equity award plan standards with the independent Compensation Committee of the Board of Directors that acts as the administrator of such equity award plan.

Please let me know if you have additional questions or comments.

Sincerely,

THE GREENBRIER COMPANIES, INC.

By:         /s/ Martin R. Baker

              Martin R. Baker

              Senior Vice President and General Counsel

cc:         Mr. Ryan O’Toole, Fidelity Investments

              Mr.Mark J. Rittenbaum, Greenbrier